Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-201841

Prospectus Supplement No. 3

to Prospectus dated January 11, 2016

2,500,000 Shares

Common Stock

This Prospectus Supplement No. 3 supplements and amends our prospectus dated January 11, 2016 (the “Prospectus”), relating to the sale, from time to time, of up to 2,500,000 shares of our common stock by Aspire Capital Fund, LLC.

This prospectus supplement is being filed to supersede and replace the section entitled “Incorporation By Reference” in the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and any amendments or supplements thereto, which are to be delivered with this prospectus supplement, and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any amendments or supplements thereto.

Our common stock trades on the NASDAQ Capital Market under the ticker symbol “REPH.” On February 11, 2016, the last reported sale price per share of our common stock was $ 6.60 per share.

Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is February 12, 2016.

The section of the Prospectus titled “Incorporation By Reference” is hereby superseded and replaced by the following:

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 25, 2015;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, filed on May 12, 2015, August 14, 2015 and November 13, 2015, respectively;

•	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on February 3, 2015, February 5, 2015, March 11, 2015, April 10, 2015, April 16, 2015 (as amended by Form 8-K/A filed on June 2, 2015, Form 8-K/A filed on June 26, 2015, Form 8-K/A filed on July 21, 2015, and Form 8-K/A filed on December 23, 2015), May 12, 2015, May 28, 2015, June 26, 2015, July 8, 2015, July 16, 2015, July 17, 2015, July 24, 2015, September 10, 2015, October 16, 2015 (as amended by Form 8-K/A filed on December 11, 2015), October 26, 2015, October 30, 2015, November 17, 2015, December 2, 2015, December 22, 2015, December 23, 2015, January 6, 2016, January 11, 2016, January 27, 2016, February 1, 2016, and February 12, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on April 29, 2015 that are deemed “filed” with the SEC;

•	the description of our common stock contained in our registration statement on Form 8-A filed on March 4, 2014 (Registration no. 001-36329) with the SEC, including any amendment or report filed for the purpose of updating such description;

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Susan Kim, Argot Partners, 767 Third Avenue, 29th Floor, New York, NY 10017, (212) 600-1902, email address:susan@argotpartners.com. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at http://www.recropharma.com. The information on such website is not incorporated by reference and is not a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus.